Exhibit 3.2
FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED
BYLAWS OF
CONTURA ENERGY, INC.

WHEREAS, the Board of Directors (“Board”) of Contura Energy, Inc., a Delaware corporation (the “Corporation”) resolved to change the name of the Corporation from “Contura Energy, Inc.” to “Alpha Metallurgical Resources, Inc.,” to be effective February 1, 2021 (“Effective Date”), by Unanimous Written Consent of the Board of Directors (“Consent”) dated January 18, 2021;

WHEREAS, Board further resolved in said Consent that the Company’s Third Amended and Restated Bylaws (“Bylaws”) be simultaneously amended to effect said name change as of the Effective Date; and

WHEREAS, the Board is authorized to amend the Bylaws under Section 6.07 of the Bylaws; and

NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed by the Board that the Bylaws shall be amended as follows:

Amendment to Article 1. A new Section 1.04 is hereby added to Article 1 of the Bylaws as follows:

“Section 1.04. Name of the Corporation. The name of the Corporation shall be Alpha Metallurgical Resources, Inc., effective as of February 1, 2021.”

Except as specifically provided above in this Amendment, the Bylaws shall in all other respects remain unchanged.